Exhibit 23.1

Gordon, Hughes & Banks, LLP

CPAS & BUSINESS ADVISORS

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Encision Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-37321, 333-37323, and 333-120201) and Form S-3 (No. 333-109159) of Encision Inc. of our report dated May 30, 2008, with respect to the balance sheets of Encision Inc. as of March 31, 2008 and 2007, and the related statements of operations, shareholder’s equity, and cash flows for the years then ended, which report, appears in the March 31, 2008 Annual Report on Form 10-KSB of Encision Inc.

Gordon, Hughes & Banks, LLP
Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

June 23, 2008

GOLDEN / DTC / SUMMIT COUNTY / GRAND JUNCTION / BOULDER / VAIL VALLEY AN INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE